Exhibit (4m)



SunTrust Bank, Atlanta
Post Office Box 4418
Atlanta, GA  30302-4418



                                 February 17, 1998



The Dixie Group, Inc.
1100 Watkins Street
Chattanooga, Tennessee  37404

Attention:  Mr. Gary Harmon

     Re: Third Amended and Restated Credit Agreement, dated as of March 31, 1995, by and among The Dixie Group, Inc. (formerly known as Dixie Yarns, Inc.), SunTrust Bank Atlanta (formerly known as Trust Company Bank), individually and as Agent, NationsBank, N.A. (formerly known as NationsBank, N.A. (Carolinas)), individually and as Lead Manager, and Chemical Bank, as amended

Ladies and Gentlemen:

     Reference is hereby made to that certain Third Amended and Restated Credit Agreement, dated as of March 31, 1995, by and among The Dixie Group, Inc. (formerly known as Dixie yarns, Inc.) (the "Borrower"), SunTrust Bank, Atlanta (formerly known as Trust Company Bank), individually and as Agent, NationsBank, N.A. (formerly known as NationsBank, N.A. (Carolinas)), individually and as Lead Manager and Chemical Bank, as amended through the date hereof (the "Credit Agreement"). All terms used herein without definition shall have the meaning set forth in the Credit Agreement.

     Pursuant to Section 9.12 of the Credit Agreement, the Borrower is restricted from modifying or amending Subordinated Debt and documents relating to Subordinated Debt to add or make more onerous any provision thereof.

     The Borrower has requested that the Agent and the Lenders, by their signatures below, consent to the execution and delivery by the Borrower of that certain amendment of the Senior Subordinated Note Agreement in the form attached hereto as Exhibit A.

     Except as expressly set forth herein, this letter agreement shall not be deemed to be a waiver of any provisions of the Credit Agreement or any other Credit Document and shall not preclude the future exercise of any right, power or privilege available to the Agent, the Lead manager or the Lenders whether under the Credit Agreement or otherwise.





The Dixie Group, Inc.
February 17, 1998
Page 2



     This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. This letter agreement shall be governed by and construed in accordance with the laws of the State of Georgia. This letter agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This letter agreement may be executed by telecopy and such facsimile signature shall be binding upon all parties hereto.

     Please indicate your consent to the terms and conditions of this letter agreement by signature of your authorized officers in the space indicated below. This letter agreement shall be effective upon receipt by the Agent of an executed counterpart hereof from the Required Lenders.

                                 SUNTRUST BANK, ATLANTA,
                                 Individually and as Agent

                                 By: Bradley J. Staples
                                   Title: Assistant Vice President



                                 NATIONSBANK, N.A.,
                                 Individually and as Lead Manager

                                 By: David H. Dinkins
                                   Title: Vice President



                                 CHASE MANHATTAN BANK,
                                 Accepted and Agreed as the Date First
                                 Set Forth Above

                                 By: Karen M. Sharf
                                   Title: Vice President



ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE
WRITTEN

THE DIXIE GROUP, INC.

By: Gary A. Harmon
  Title: Treasurer